UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2012

WINTRUST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	001-35077	36-3873352
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

727 North Bank Lane
Lake Forest, Illinois		60045
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 615-4096

Not Applicable

(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Wintrust Financial Corporation (“Wintrust”), through its wholly-owned subsidiary Old Plank Trail Community Bank, N.A., entered into a definitive agreement on January 13, 2012 to acquire the branch of Suburban Bank & Trust Company (“Suburban”) located in Orland Park, Illinois. Through this transaction, subject to final adjustments, Old Plank Trail Community Bank, N.A. will acquire approximately $50 million of deposits, approximately $4 million of performing loans and the bank facility, property and various other assets. The transaction is expected to close in the first quarter of 2012 and is subject to regulatory approval and other customary closing conditions.

Also on January 13, 2012, Wintrust, through its wholly-owned subsidiary, The Chicago Trust Company, N.A., entered into a definitive agreement to acquire the trust operations of Suburban. Through this transaction, subject to final adjustments, The Chicago Trust Company will acquire trust accounts having assets under administration of approximately $160 million, in addition to land trust accounts and various other assets. The transaction is expected to close in the first quarter of 2012 and is subject to customary closing conditions.

The terms of the respective transactions are not being disclosed at this time; however, Wintrust does not expect the transactions to have a material impact on its 2012 results of operations or earnings per share.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION
(Registrant)

By:	/s/ Lisa J. Reategui
Lisa J. Reategui
Executive Vice President, General Counsel and Corporate Secretary

Date: January 13, 2012